Exhibit 10.1
Biodel Inc.
Amended and Restated 2004 Stock Incentive Plan
Restricted Stock Unit Agreement
To                     :
     Biodel Inc. (the “Company”) has granted you (the “Grant”) on                     , 20      restricted stock units as set forth on Exhibit A to this Agreement (the “RSUs”) under its Amended and Restated 2004 Stock Incentive Plan (the “Plan,” which refers to RSUs as “Phantom Stock Awards”), subject to the Vesting Schedule specified on Exhibit A.
     The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any capitalized terms in this Agreement that this Agreement does not define.
     In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	The Grant becomes nonforfeitable (“Vested”) as to some or all of the RSUs only as provided on Exhibit A.

Distribution Date	You will receive a distribution of shares (the “Shares”) of Company common stock (“Common Stock”) equivalent to your Vested RSUs on the date determined under Exhibit A (the “Distribution Date”), subject to any overriding provisions in the Plan.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you on the Distribution Date. You will receive dividend equivalents with respect to the RSUs, measured using the Shares they represent and beginning as the RSUs become Vested, with the amounts payable with or promptly after payment to shareholders of the dividends, but, in any event, no later than March 15 of the year following the year in which such dividends are declared.

Voting	RSUs cannot be voted. You may not vote the Shares unless and until the Shares are distributed to you.

Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the Shares until the Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date is invalid.

Unless the Administrator determines otherwise at any time or Exhibit A provides otherwise, if your service with the Company terminates for any reason before all of your RSUs are Vested, then you will forfeit such unvested RSUs (and the Shares to which they relate) to the extent that such RSUs do not otherwise Vest as a result of the termination. The forfeited RSUs will then immediately revert to the Company. You will receive no payment for RSUs that you forfeit.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:
its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;
its receiving proof it considers satisfactory that a person or entity seeking to receive the Shares after your death is entitled to do so;
your complying with any requests for representations under the Grant and the Plan; and
its or your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding	The RSUs provide tax deferral, meaning that they are not taxable to you until you actually receive Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the Shares’ value.

The Company is required to withhold (in cash from salary or other amounts owed you) the applicable percentage of the value of the Shares on the Distribution Date, regardless of whether you sell them. If the Company does not choose to do so, you agree to arrange for payment of the withholding taxes and/or confirm that the Company is arranging for appropriate withholding.

Representations from You	If the Vesting provisions of your RSU grant are satisfied and you receive Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that covers issuances of Shares to you, you must comply with the following before the Company will release the Shares to you. You must:
represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and
agree that you will not sell, transfer, or otherwise dispose of the Shares unless:
a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of your relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

No Effect on Running Business	You understand and agree that the existence of the RSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and must be construed consistently with that section. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Vested portion is increased in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the payment under such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to you within the six month period following your separation from service, then the payment under such accelerated RSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representation or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	This Agreement creates a contractual obligation on the part of the Company to make payment under the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of New York will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

Biodel Inc.

Date:	By:

ACKNOWLEDGMENT
     I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date:

Name:

     No one may sell, transfer, or distribute the securities covered by the Grant without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.

Biodel Inc.
Amended and Restated 2004 Stock Incentive Plan
Restricted Stock Unit
Exhibit A
Recipient Information:

Name:

Signature: X

Grant Information:

RSUs:	Date of Grant:

Vesting Schedule	The Grant is Vested as to one-fourth of the RSUs on each of the next four one year anniversaries of the Date of Grant (each a “Vesting Date”), assuming you remain a service provider to the Company through those dates.

Any RSUs that would have Vested in the 12 months following your death or Disability will Vest instead upon your death or Disability.

If a Change of Control occurs before at least 50% of your original number of RSUs have Vested, an additional number of RSUs will Vest upon closing of the Change of Control such that you will be Vested, cumulatively, in 50% of your RSUs, with payment of any such additional RSUs subject to the Section 409A provisions in the agreement to which this Exhibit is attached. In addition, if your employment ends on or within 12 months following the closing of a Change of Control because (i) the Company terminates your employment without Cause (as defined below and not on death or Disability) or (ii) you resign for Good Reason (as defined below), any then unvested RSUs will Vest on your cessation of employment.

Grant Expiration Rules	You will forfeit any unvested portions of the Grant immediately when you cease to be employed by (or a member of the Board of) the Company.

Distribution Date	Your Distribution Date for any then Vested RSUs will be the earliest of the following:

Your Separation from Service (as defined under Code Section 409A),

A Change in Control (subject to the provisions on Section 409A in the agreement), or a date to be determined by the Company between January 1 and March 15 of the year following the year in which portions of the RSUs Vest.

Any RSUs that Vest after the Distribution Date (and have not been forfeited on termination of employment) will have a Distribution Date as soon as practicable after each Vesting Date but, in any event, no later than 30 days thereafter. The Distribution Date may be revised as provided in the Plan in the event of certain events involving the ownership of the Company.

Definitions

Cause	For purposes solely of this Grant, termination of your employment will be for "Cause” if it is for any of the following:

	(a)	Your refusal to carry out any of your material lawful duties or any directions or instructions of the Board or senior management of the Company that are reasonably consistent with those duties;

	(b)	Your failure to perform satisfactorily any of your lawful duties that are consistent with duties for any similarly situated individual or any directions or instructions of the Board or senior management that are consistent with those duties, as long as you have been given notice and have failed to correct any such failure within 10 days thereafter (unless any such correction by its nature cannot be done in 10 days, in which event you will have a reasonable time to correct the failure) and provided further that the Company shall have no such obligation to give notice and you will have no such opportunity to correct failures more than two times in any 12 calendar month period;

	(c)	Your violation of a local, state or federal law involving the commission of a crime, other than minor traffic violations, or any other criminal act involving moral turpitude;

	(d)	Your gross negligence, willful misconduct, or breach of your duty to the Company involving self-dealing or personal profit;

	(e)	Your current abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty; or any incident materially compromising your reputation or ability to represent the Company with investors, customers or the public; or

	(f)	Your other material violation of any provision of any employment, retention, severance, or change in control agreement covering you not described in (a) or (b) above, subject to the same notice and opportunity-to-correct provisions as are set forth in (b) above.

Good Reason	For purposes solely of this Grant, your resignation will be for “Good Reason” if it is for any of the following without your consent:

	(a)	A material reduction of your annual base salary, regardless of any change in your duties or responsibilities;

	(b)	Any material diminution in your position, authority, duties or responsibilities or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and that is remedied by the Company within 10 days after the Company has received notice of such action from you, provided that this clause (b) will only apply to you if a substantially comparable provision also exists in an employment, retention, severance, or change in control agreement covering you;

	(c)	The Company’s requiring you to be based at any office or location more than 50 miles from the location of your then assigned worksite; or

	(d)	Any other material violation by the Company of any provision of an employment agreement or other agreement under which you are providing services to the Company.

Notwithstanding the foregoing, no basis for a termination for Good Reason will be deemed to exist unless you notify the Company in writing of any event in (a) through (d) above within 90 days of the first occurrence of such event and the Company or its successor fails to cure any such event within 30 days after receipt of the notice. Furthermore, your termination of employment for Good Reason must occur no later than one year following the initial existence of such condition.